Littler
Employment & Labor Law Solutions Worldwide

Littler Mendelson, P.C.
900 Third Avenue
New York, NY 10022.3298

Richard L. Hartz
212.583.2663 direct
212.583.9600 main
212.832.2719 fax
rhartz@littler.com

January 9, 2009

CONFIDENTIAL
FOR SETTLEMENT PURPOSES ONLY

VIA EMAIL(BHP@SRFLLP.COM) and U.S. MAIL

Barry H. Platnick, Esq.
Serling Rooks & Ferrara, LLP
119 Fifth Avenue, 3rd Floor
New York, NY 10003

Re: Thomas Costabile and Entertainment Distribution Company, LLC

Dear Mr. Platnick:

This firm represents EDC in connection with its dispute with your client, Thomas Costabile.

Your misinformed and inaccurate letter of January 6, 2009, to Robert Chapman, Jr., CEO of EDCI Holdings, Inc. has been referred to us for response.

First, you misquote Mr. Chapman's January 6 email which advised Mr. Costabile, among other things, that Mr. Costabile has "misappropriated corporate assets for your personal benefit, possibly constituting act(s) of embezzlement." Despite your inference to the contrary, Mr. Costabile was in fact notified by Mr. Bailey and Mr. Chapman of some of the acts upon which this statement was based, e.g. unnecessarily maintaining a storage locker at company expense used primarily for personal storage. Moreover, EDC has opened an investigation into Mr. Costabile's expense reporting (the "Costabile Investigation") that so far has revealed some troubling issues. Mr. Costabile's gross negligence of which he has been made aware includes his failure to make a timely protest to Universal Music Group regarding EDC performance benchmarks, thus jeopardizing 30% of EDC's sales volume to that major customer.

These items are serious in nature. They in no way reflect a "continuing management approach of abusing, intimidating and harassing [your] client", as you assert, but rather a bona fide effort to communicate to your client that his malfeasance has been uncovered and must cease. If, as you state, you are aware of employees who believe management has abused, harassed or intimidated your client by bringing his unacceptable performance to light, please identify them to me so that they may be interviewed without retaliation.

Second, Mr. Chapman's terms were not, as you say, taken directly from "his Employment Letter Agreement dated May 9, 2009 [sic] ('the Agreement')." Mr. Costabile's Agreement is dated May 9, 2005. You are as mistaken about your other assertions as you are about the date of Mr. Costabile's Agreement. When Mr. Costabile met with Clarke Bailey, Matthew K. Behrent and Mr. Chapman (via telephone) on January 6, Mr. Bailey took pains to explain repeatedly that Mr. Costabile was not being terminated by EDC at that time. Indeed, Mr. Costabile was informed explicitly that he could take with him, at the time of his January 6 departure from EDC's offices, any and all EDC or personal property without restriction (an offer upon which he acted by taking his EDC computer and other equipment with him), certainly not corporate protocol as would accompany an employment termination event. Rather, Mr. Costabile was requested to remove himself from EDC's offices pending clarification of the situation he created with his unacceptable and unethical conduct, his poor job performance, and his certified mail letter of January 2, 2009, conveying his "immediate" and voluntary employment termination, purportedly for "good reason."

To be clear, your client's employment was not terminated at or about 2 pm on January 6 by Clarke Bailey or anyone else. By his resignation letter, your client attempted to terminate his employment "immediately" on Friday, January 2. His reporting for work on Tuesday, January 6 (after determining not to arrive for work at any EDC location on Monday, January 5, and neglecting critical duties required of him that day) is inexplicably bizarre and improper. Never before have I seen a situation in which a senior executive resigns "immediately," yet informs no one before his letter arrives, continues to participate in sensitive company business as if still so entitled, and then finally negotiates the terms of both his own Separation and Consulting Agreements, only to rescind his acceptance of those very agreements. Plainly, your client misled and possibly defrauded EDC. Certainly EDC has a right to expect its President & COO - whatever his other significant faults – to perform his duties in good faith and not to have essentially quit his employment and pretended to continue on without telling anyone as if nothing had changed.

Your suggestion that your client continued to provide his services "voluntarily," and would have done so "for the period prescribed in Section 3(l) of the Agreement had Mr. Bailey not terminated him earlier" – particularly in the face of the fact that Mr. Costabile wrote that his resignation was effective "immediately" – is nonsense. Senior executive services like your client's are not given voluntarily; they are rendered pursuant to contract.

Third, Mr. Costabile's disingenuous overreaction to EDC's business decision to sell certain assets to Sony DADC did not provide a "good reason" for his resignation, nor did it materially diminish his functions, authority, duties or responsibilities. *See, e.g., Interpublic Group of Companies v. Lesser*, 775 F.Supp. 697 (S.D.N.Y. 1991) (employee's voluntary resignation in light of business sale does not entitle him to payments under his agreement). Indeed, the transaction greatly improved EDC's operating earnings and involved various EDC post-closing duties and responsibilities that arguably not only did not diminish your client's functions, authority or responsibilities, but clearly increased them. Your client improperly chose to

voluntarily resign his employment, effective "immediately," without either the 30-day notice period or the 15-day cure period required by his Agreement. *See, e.g., Klaus v. Prime Care Physicians, P.C.*, 20 A.D.3d 452 (2d. Dept. 2005) (failure to provide notice of termination in compliance with requirements of employment agreement negated assertion of good reason). Thus, your client resigned his employment without "good reason" and is thus subject to termination for Cause pursuant to Section 3 (l)(1) of the Agreement.

Further, EDC has additional Cause to terminate Mr. Costabile's employment under the Agreement including, but not limited to: a) the misappropriation of corporate assets for his own personal benefit, such his personal storage locker as set forth above; b) his misuse of Company expense accounts for personal gain; c) his gross negligence in the performance of his duties, such as in the Universal Music Group instance set forth above; and d) his resignation without "good reason." If this untenable situation is not resolved shortly, it is anticipated that the Company's Board will inform Mr. Costabile that he will be terminated for Cause pursuant to subparagraphs (1) (2) and/or (4) of Section 3(l) of the Agreement. We also are reviewing the Company's options with respect to initiation of a lawsuit against Mr. Costabile.

Notwithstanding all the above, the financial offer to which Mr. Costabile agreed (and then reneged on) on Tuesday, January 5, 2009, remains open for a limited time. Your client's indication that he will irrevocably accept this offer must be received by me no later than close of business on Monday, January 12, 2009. Otherwise, please consider that offer withdrawn, and be aware that the Costabile Investigation will have access to the full attention and resources of EDC.

Very truly yours,

Richard L. Hartz

RLH/mb